Exhibit 99.1

NEWS RELEASE	CONTACT:	Brad Forsyth Chief Financial Officer (415) 408-4700

Willis Lease Finance Reports Net Profit of $7.5 Million, or $0.92 Per Share, Year-to-Date

NOVATO, CA —November 5, 2014 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported third quarter 2014 net income of $1.0 million, or $0.12 per diluted share, compared to net income of $2.2 million, or $0.27 per diluted share, in the second quarter of 2014 and a net loss of $2.2 million, or $0.27 per diluted share, in the third quarter of 2013. The loss in the year ago period included $4.3 million of non-cash write-downs.

In the first nine months of 2014, net income was $7.5 million, or $0.92 per diluted share, compared to $9.1 million, or $1.09 per diluted share, in the first nine months of 2013. Earnings in the year ago period were positively impacted by a one-time $8.6 million tax benefit related to a reduction in the Company’s deferred tax liability. In addition, the recording of $3.4 million of maintenance reserve revenue related to the termination of aircraft leases within the WOLF joint venture boosted earnings in the year ago period, but was offset by the $4.3 million non-cash write-down mentioned above.

“We continue to position our business for the future, with a special emphasis on the launch of our newest joint venture in China, CASC Willis Engine Leasing Company, Ltd. This ground-breaking joint venture with China Aviation Supplies Import & Export Corporation Limited (“CASC”) is making solid progress on new business opportunities even in advance of the grand opening ceremony scheduled for November 7,” said Charles F. Willis, Chairman and CEO. “We’re also moving forward with the development of our supply chain and ‘end-of-life’ solutions business, leveraging Willis Aero and several other exciting new initiatives that we’re working to deliver in the near term.”

Third Quarter 2014 Highlights (at or for the three-month periods ended September 30, 2014, compared to September 30, 2013, and June 30, 2014):

•                  Tangible book value per share increased 8.8% to $26.39 at quarter end, compared to $24.27 a year ago.

•                  Repurchased 127,649 shares of common stock in the quarter for $2.8 million.

•                  Lease rent revenues dropped 2.4% in the third quarter to $25.2 million, compared to the year ago quarter, primarily due to lower portfolio utilization. Lease rent revenues increased year-to-date by 2.5% to $76.9 million, as the average size of the lease portfolio increased compared to the prior year.

•                 Maintenance reserve revenues increased 47.0% to $13.1 million in the third quarter and grew 39.3% to $41.7 million in the first nine months of the year, compared to the year ago periods.

•                  Total revenues increased 12.6% to $42.7 million in 3Q14 from $38.0 million in 3Q13, reflecting higher maintenance reserve revenues and increased spare parts sales due to the continued growth of Willis Aeronautical Services, Inc. (Willis Aero), the wholly-owned subsidiary launched in the fourth quarter of 2013, which provides innovative ‘end-of-life’ solutions for aircraft and engines.

•                  Average utilization in the current quarter was 82% compared to 84% in the third quarter of 2013.

•                  Utilization was 82% at quarter end, compared to 82% at the end of the second quarter and 85% a year ago.

•                  Liquidity under the revolving credit facility was $357 million at quarter end, up from $138 million a year ago, reflecting the upsizing of the revolver in the second quarter of 2014.

“We continue to see strength in our market, particularly for the V2500 and the CFM56-5B engines, both of which power the Airbus A320 family of aircraft,” said Donald A. Nunemaker, President.  “As always, we are focused on reducing the number of off-lease engines in our portfolio, which over the last six months has included an unusually large number of CFM56-7B engines. That backlog is already beginning to clear, and we’re seeing improvement in our overall utilization, which increased to 84% in October from 82% at the end of the third quarter.”

“The continued development of Willis Aero added $1.9 million to third quarter and $2.5 million to year-to-date revenues,” added Brad Forsyth, Chief Financial Officer. “We expect this business to continue to grow while at the same time generating synergies for our own engine portfolio, showing the benefit of having the in-house capability to efficiently and cost-effectively manage the process of exiting older engines.”

Balance Sheet

At September 30, 2014, Willis Lease had 196 commercial aircraft engines, 5 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.006 billion, compared to 194 commercial aircraft engines, 4 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.016 billion, a year ago.  The Company’s funded debt-to-equity is 3.50 to 1 at quarter end, compared to 3.44 to 1 at June 30, 2014, and 3.60 to 1 a year ago.

Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, APU’s and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 110 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2014	2013	Change	2014	2013	Change
REVENUE
Lease rent revenue	$25,165	$25,779	(2.4)%	$76,865	$75,016	2.5%
Maintenance reserve revenue	13,066	8,891	47.0%	41,657	29,908	39.3%
Spare parts sales	1,854	—	100.0%	2,470	—	100.0%
Gain on sale of leased equipment	1,891	2,022	(6.5)%	3,713	3,556	4.4%
Other revenue	769	1,260	(39.0)%	3,800	2,729	39.2%
Total revenue	42,745	37,952	12.6%	128,505	111,209	15.6%

EXPENSES
Depreciation and amortization expense	16,714	15,762	6.0%	48,159	43,563	10.6%
Cost of spare parts sales	1,444	—	100.0%	1,953	—	100.0%
Write-down of equipment	450	4,283	(89.5)%	2,928	6,268	(53.3)%
General and administrative	9,107	6,792	34.1%	28,055	24,265	15.6%
Technical expense	3,855	4,533	(15.0)%	7,743	10,423	(25.7)%
Net finance costs	9,181	9,905	(7.3)%	27,935	28,984	(3.6)%
Total expenses	40,751	41,275	(1.3)%	116,773	113,503	2.9%

Earnings (loss) from operations	1,994	(3,323)	n/a	11,732	(2,294)	n/a

Earnings (loss) from joint ventures	269	(289)	n/a	819	3,186	(74.3)%

Income (loss) before income taxes	2,263	(3,612)	n/a	12,551	892	1307.1%
Income tax (expense) benefit	(1,284)	1,383	n/a	(5,026)	8,181	n/a
Net income (loss) attributable to common shareholders	$979	$(2,229)	n/a	$7,525	$9,073	(17.1)%

Basic earnings (loss) per common share	$0.12	$(0.27)		$0.95	$1.12

Diluted earnings (loss) per common share	$0.12	$(0.27)		$0.92	$1.09

Average common shares outstanding	7,938	8,126		7,943	8,091
Diluted average common shares outstanding	8,123	8,329		8,163	8,332

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	Sept 30, 2014	Dec 31, 2013	Sept 30, 2013
ASSETS
Cash and cash equivalents	$10,841	$12,801	$4,028
Restricted cash	47,116	50,794	38,003
Equipment held for operating lease, less accumulated depreciation	1,006,316	1,033,022	1,015,588
Equipment held for sale	20,795	32,491	31,506
Operating lease related receivable, net of allowances	11,532	13,286	5,082
Spare parts inventory	12,690	3,280	—
Investments	26,427	23,485	18,072
Property, equipment & furnishings, less accumulated depreciation	18,152	4,950	4,994
Intangible assets, net	1,222	1,396	—
Equipment purchase deposits	—	1,369	1,369
Other assets	31,965	22,355	20,779
Total assets	$1,187,056	$1,199,229	$1,139,421

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$20,949	$16,283	$12,877
Liabilities under derivative instruments	—	—	301
Deferred income taxes	91,199	86,685	82,998
Notes payable	761,230	787,614	744,300
Maintenance reserves	73,298	77,335	76,579
Security deposits	19,899	15,158	12,535
Unearned lease revenue	3,046	3,549	3,740
Total liabilities	969,621	986,624	933,330

Shareholders’ equity:
Common stock ($0.01 par value)	$82	$84	$85
Paid-in capital in excess of par	42,284	44,741	44,950
Retained earnings	174,980	167,455	160,902
Accumulated other comprehensive income, net of tax	89	325	154
Total shareholders’ equity	217,435	212,605	206,091

Total liabilities and shareholders’ equity	$1,187,056	$1,199,229	$1,139,421

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Note:  Transmitted on GlobeNewswire on November 5, 2014, at 6:00 a.m. PT.